UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 19, 2009

ECOSOLUTIONS INTL
(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

000-53225	04-3803966
(Commission File Number)	(I.R.S. Employer Identification No.)

295 East Main Street, Suite 1, Ashland, Oregon	97520
(Address of Principal Executive Offices)	(Zip Code)

(541) 552-9360
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 31, 2008, the Company issued a convertible promissory note (“Note”) to William Patridge, Chairman, Chief Executive Officer and President of the Company, in the principal including accrued interest amount of $3,144,514 for funding of the Company.  The Note replaces and cancels the previously issued promissory note, dated as of December 31, 2007, in the principal including accrued interest amount of $2,168,535.  The Note bears interest at 10% per annum.  The principal amount of the unpaid balance of the Note, plus accrued interest, is convertible at the sole discretion of William Patridge at all or a portion into shares of the Company’s common stock at any time until the expiration date of January 2, 2013, at a conversion price of $0.50 per share.  Payment terms of the Note are $200,000 due June 30, 2009, $1,000,000 due January 2, 2011, $1,000,000 due January 2, 2012 and $944,514 due January 2, 2013.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS: ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

 Appointment of Officer

Pursuant to the bylaws of the Company, and via a written consent of the Board, dated as of February 19, 2009, Mr. Robert Patridge was appointed as Chief Operating Officer of the Company, effective immediately. Mr. Patridge, 40, is the son of William Patridge, Chairman, Chief Executive Officer and President of the Company; Mr. Patridge is also the brother of Brian Patridge, Executive Vice President of the Company. Mr. Patridge reports to William Patridge.

Mr. Patridge was most recently the President of Meridian Investments, LLC from October 2005 to December 2008 providing management services to real estate investment and development companies in Oregon, Washington, Nevada and Idaho.  He also served from 1999 to 2005 as the General Counsel for Pacific Retirement Services, Inc., specializing in the financing, development, and management of continuing care retirement communities. He was elected to the Oregon Legislature three times, where he served as the State Representative from Medford, Oregon from 1999 to 2004. Mr. Patridge earned his Bachelor’s Degree of Science and Law Degree from Willamette University.

. ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d). Exhibits

10.1 Convertible Promissory Note, dated as of December 31, 2008, issued by ecoSolutions Intl in favor of William Patridge

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOSOLUTIONS INTL

Date: February 23, 2009	By:	/S/ JANE EMKES
Jane Emkes, Chief Financial Officer